UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2007 (January 19, 2007)

UNIVERSAL HEALTH REALTY INCOME TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-9321	23-6858580
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Universal Corporate Center

367 South Gulph Road

King of Prussia, Pennsylvania 19406

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (610) 265-0688

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 19, 2007, Universal Health Realty Income Trust (the “Trust”) entered into a $100 million unsecured non-amortizing revolving credit facility (the “Credit Agreement”) with Wachovia Bank, National Association., as Administrative Agent, Bank of America, N.A., as Syndication Agent and JP Morgan Chase Bank, N.A. and SunTrust Bank N.A., as Co-Documentation Agents. The Credit Agreement matures on January 19, 2012 and replaces the Trust’s $80 million revolving credit agreement that was entered into as of May 28, 2003 (the “2003 Agreement”). The Credit Agreement increases the sublimit for letters of credit from $20 million under the 2003 Agreement to $50 million. The interest rate on the borrowings is determined, at the Trust’s option, as either the prime rate, the federal funds rate plus 0.5%, or LIBOR plus the percentage determined by the formula set forth in the Credit Agreement ranging from .75% to 1.125%. A facility fee ranging from 0.15% to .225% based on the Trust’s ratio of debt to total capital is required on the unused portion of the commitment. The Credit Agreement is guaranteed by certain subsidiaries of the Trust.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Credit Agreement dated as of January 19, 2007, by and among Universal Health Realty Income Trust, the financial institutions from time to time party thereto and Wachovia Bank, National Association, as Administrative Agent.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL HEALTH REALTY INCOME TRUST

By:	/s/ Alan B. Miller
Name:	Alan B. Miller
Title:	President, Chief Executive Officer and Chairman of the Board

By:	/s/ Charles F. Boyle
Name:	Charles F. Boyle
Title:	Vice President and Chief Financial Officer

Date: January 24, 2007

Exhibit Index

Exhibit No.	Exhibit
10.1

Credit Agreement dated as of January 19, 2007, by and among Universal Health Realty Income Trust, the financial institutions from time to time party thereto and Wachovia Bank, National Association, as Administrative Agent.

thereto and